Exhibit 4.6
RULES OF THE
BRITISH SKY BROADCASTING GROUP
2008 LONG-TERM INCENTIVE PLAN

Approved by the shareholders of the Company on 26 September 2008
Adopted by the Board on 30 July 2008

RULES OF THE BRITISH SKY BROADCASTING GROUP
2008 LONG TERM INCENTIVE PLAN
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions: The words and expressions used in this Plan which have capital letters have the meanings set out in the Appendix.

1.2	Interpretation: In these Rules:
1.2.1	the headings are for the sake of convenience only and should be ignored when construing the Rules;

1.2.2	reference to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations or other subordinate legislation made under them; and

1.2.3	the Interpretation Act 1978 shall apply with the necessary changes as if these Rules were an Act of Parliament.
2.	GRANT OF AWARDS

2.1	Grant of Awards: The Grantor may grant to any Eligible Employee nominated by the Remuneration Committee in its absolute discretion an Award or Awards over such whole number of Shares as the Remuneration Committee may decide.

2.2	Period for granting Awards: Subject to Rule 2.4, an Award may only be granted:
2.2.1	within 6 weeks beginning with:
(i)	the date on which the Plan is approved by the shareholders of the Company; or

(ii)	the date on which the Company announces its results for any period; or
2.2.2	at any other time when the Committee considers that circumstances are sufficiently exceptional to justify its grant but an Award may not be granted after the end of the Plan Period.
2.3	Conditions to be satisfied on the exercise or vesting of Awards: The Grantor shall grant an Award subject to such conditions as the Remuneration Committee shall decide which must be met before some or all of the Award may be exercised or may vest. Such conditions:
2.3.1	must be objective and stated in writing at the Date of Grant; and

2.3.2	may not be amended by the Grantor unless:

(i)	an event occurs which causes the Remuneration Committee to consider that an amendment to the conditions would be a fairer measure of performance; and

(ii)	the Remuneration Committee reasonably considers that an amendment to the conditions would not make the conditions more difficult nor easier to satisfy than the unamended conditions would have been but for the event in question.
2.4	Approvals and consents: The grant of an Award shall be subject to obtaining any approval or consent required under the provisions of the Listing Rules of the UK Listing Authority or of the City Code on Take-overs and Mergers or of any other applicable regulations or enactments.

2.5	Award certificates and payment for Awards: The Grantor shall grant Awards by deed in such form as the Remuneration Committee shall decide. A single deed of grant may be executed in favour of any number of Participants. Each Participant shall on, or as soon as possible after, the Date of Grant be given (i) an award certificate as evidence of the grant of an Award; and (ii) if appropriate, a notice of exercise. The award certificate shall state whether the Award is in the form of an Option or a Contingent Award and refer to the performance condition(s) applicable to the Award as imposed under Rule 2.3. The Remuneration Committee may impose an Option Price on the exercise of an Option which it may reduce or waive prior to the exercise of the Option. There shall be no payment for the grant of an Award.

2.6	Dividend equivalent: The Remuneration Committee may decide on or before the grant of an Award that a Participant (or his nominee) shall be entitled to receive a benefit determined by reference to the value of the dividends that would have been paid on the Shares in respect of which an Option is exercised or a Contingent Award vests based on the dividend record dates occurring during the period between the Date of Grant and the date on which Shares are issued or transferred to the Participant pursuant to such exercise or vesting. The Remuneration Committee shall decide the basis on which the value of such dividends shall be calculated which may assume the reinvestment of dividends. The Remuneration Committee may also decide at this time whether the Dividend Equivalent shall be provided to the Participant in the form of cash and/or Shares. The Dividend Equivalent shall be provided in accordance with Rule 5.9.

2.7	Awards not pensionable and personal to Participants: An Award, which is not pensionable, is personal to the Participant to whom it is granted and may not, nor any rights in respect of it, be transferred or otherwise disposed of to any other person except that, on the death of a Participant, an Award may be transmitted to his personal representatives.

2.8	Disclaimer of Awards: A Participant may disclaim his Award, in whole or in part, in writing to the Secretary of the Company within 30 days after the Date of Grant. No consideration shall be paid for the disclaimer of the Award which shall be deemed, to the extent that it has been disclaimed, never to have been granted.

2.9	Purported grant of Awards in excess of limits: If an Award is purported to be granted in excess of the limit in Rule 3, the number of Shares over which that Award has been granted shall, together with the number of Shares over which all other Awards have been granted on the same Date of Grant, be reduced pro rata to the largest lower number (if any) as would comply with the terms of Rule 3 and the Award shall take effect over such lower number of Shares from the Date of Grant.

3.	PLAN LIMITS

3.1	The 5 per cent limit: The number of unissued Shares and treasury Shares which may be made subject to Awards under the Plan on any day shall not, when added to the aggregate of the number of:
3.1.1	Shares issued or issuable; and

3.1.2	treasury Shares transferred or transferable
pursuant to rights granted in the previous 10 years under the Plan and any other Employees’ Share Scheme operated by the Company, exceed such number as represents 5 per cent of the ordinary share capital of the Company in issue immediately prior to that day.

3.2	Exclusions from these limits: In calculating the limit in Rule 3.1 there shall be disregarded any Shares where the right to acquire such Shares was released or lapsed without being exercised. Treasury Shares shall cease to count towards the limit in Rule 3.1 if institutional investors decide that they need not count.

4.	RIGHTS OF EXERCISE OR VESTING AND LAPSE OF AWARDS

4.1	General rules of exercise and vesting: An Award:
4.1.1	shall not, subject to Rules 4.2 and 4.4, be exercised or vest earlier than such date or dates as may be specified at the Date of Grant provided such date or dates fall on or after the third anniversary of the start of the Performance Period:

4.1.2	may only be exercised or vest whilst the Participant is a director or employee of a Participating Company or an Associated Company or if he has ceased to be such in one of the circumstances set out in Rule 4.2 or 4.3;

4.1.3	may only be exercised or vest if, and to the extent that, the conditions (as amended, if appropriate) imposed under Rule 2.3, have been fulfilled to the satisfaction of the Remuneration Committee (unless, in the case of Rule 4.2, they are waived) EXCEPT if the Award is exercised or vests early under Rule 4.4 or Rule 4.5 respectively.
4.2	Compassionate circumstances — death: If a Participant ceases to be a director or employee of a Participating Company or an Associated Company by reason of his death then:
4.2.1	any Award in the form of an Option which he holds on such cessation may be exercised by his personal representatives for a period of 12 months following such cessation to the extent permitted by this Rule; and

4.2.2	any Award in the form of a Contingent Award which he holds on such cessation shall vest on such cessation to the extent permitted by this Rule.

If an Award becomes exercisable or vests pursuant to this Rule then the number of Shares over which an Option can be exercised or the number of Shares which can vest under a Contingent Award shall be determined as follows:
(i)	by applying any limitation on exercise or vesting imposed under Rule 2.3; and

(ii)	applying a pro rata reduction to the number of Shares determined under paragraph (i) above based on the number of days service (including weekends) from the start of the Performance Period to cessation compared to the number of days from the start of the Performance Period to the Normal Vesting Date unless the Remuneration Committee decides it would be appropriate in the circumstances to waive or relax either or both of the limitations in paragraphs (i) and (ii) above.

4.3	Compassionate circumstances — other than death: An Award will remain capable of exercise or vesting if a Participant ceases to be a director or employee of a Participating Company or an Associated Company in one of the following circumstances:
4.3.1	ill health, injury or disability;

4.3.2	redundancy within the meaning of the Employment Rights Act 1996;

4.3.3	retirement with the agreement of his employer;

4.3.4	the company which employs him ceasing to be under the Control of the Company or such company ceasing to be an Associated Company;

4.3.5	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither under the Control of the Company nor an Associated Company; or

4.3.6	any reason other than the reasons specified in Rule 4.3.1 to 4.3.5 at the discretion of the Remuneration Committee
SAVE THAT (unless the Remuneration Committee determines otherwise) if cessation occurs before the Normal Vesting Date then the number of Shares over which an Option can be exercised or the number of Shares which can vest under a Contingent Award shall, after taking into account any limitation on exercise or vesting imposed under Rule 2.3, be reduced pro rata to the number of days of service (including weekends) from the start of the Performance Period to cessation compared to the number of days from the start of the Performance Period to the Normal Vesting Date.

A Participant shall not be treated for the purposes of this Rule 4 as ceasing to be a director or employee of a Participating Company or an Associated Company until such time as he is no longer a director or employee of any such company.

4.4	Early exercise of Options: Subject to Rule 4.6, an Award in the form of an Option may, at the discretion of the Remuneration Committee, be exercised to the extent permitted by the Remuneration Committee:
4.4.1	within the period of 3 months following the date on which a person who made an offer to acquire Shares (which was either unconditional or was made on a condition such that if it were satisfied the person making the offer would have Control of the Company), has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. For the purpose of this Rule 4.4.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Take-overs and Mergers) with him have together obtained Control of it;

4.4.2	at any time during which any person who has become bound or entitled to acquire Shares under Sections 979 to 985 of the Companies Act 2006 or Articles 421 to 423 of the Companies (Northern Ireland) Order 1986 remains so bound or entitled;

4.4.3	within the period of 3 months of a compromise or arrangement being sanctioned by the Court under section 899 of the Companies Act 2006 in connection with or for the purposes of a change in Control of the Company;

4.4.4	during such period (if any) as the Remuneration Committee decides, if a demerger, special dividend or similar event is proposed which, in the opinion of the Remuneration Committee, would affect the market price of Shares to a material extent;

4.4.5	at any time before a resolution for the voluntary winding-up of the Company, of which the Company shall give notice to all Participants, has been passed or defeated or the meeting concluded or adjourned indefinitely, conditionally on the resolution being passed. If such resolution is passed all Options shall, to the extent that they have not been exercised, lapse at the expiry of 2 months from the date of the resolution;

4.4.6	in the period beginning 3 months before and ending 3 months after the transfer of a Participant to a country outside the United Kingdom who continues or will continue to hold an office or employment with a Participating Company or an Associated Company as a result of that transfer and will either:
(i)	become subject to income tax on his remuneration in the country to which he is transferred such that he will suffer a tax disadvantage upon exercising his Option following the transfer; or

(ii)	becomes subject to restrictions on his ability to exercise his Option or to deal in the Shares that may be acquired upon the exercise of that Option because of, or in consequence of, the securities laws or exchange control laws of the country to which he is transferred.
4.5	Early vesting of Contingent Awards: Subject to Rule 4.6, an Award in the form of a Contingent Award may, at the discretion of the Remuneration Committee, vest to the extent permitted by the Remuneration Committee as follows:

4.5.1	on the first day of the 3 month period referred to in Rule 4.4.1;

4.5.2	on the first day on which any person becomes bound or entitled to acquire Shares under Sections 979 to 985 of the Companies Act 2006;

4.5.3	on the day on which a compromise or arrangement is sanctioned by the Court under section 899 of the Companies Act 2006 in connection with or for the purposes of a change in Control of the Company;

4.5.4	on the first day of the period referred to in Rule 4.4.4;

4.5.5	on the day on which shareholders sanction the voluntary winding-up of the Company; and

4.5.6	on the day specified by the Remuneration Committee if it exercises its discretion for the purposes of Rule 4.4.6.
4.6	Internal reorganisations

In the event that:
4.6.1	a company (the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in Rule 4.4.1 or a compromise or arrangement referred to in Rule 4.4.3; and

4.6.2	at least 75% of the shares in the Acquiring Company are expected to be held by substantially the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company then the Remuneration Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that an Award will be automatically surrendered in consideration for the grant of a new award which the Committee determines is equivalent to the Award it replaces except that it will be over shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 4.6 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.
4.7	Lapsing of Awards: Awards shall lapse to the extent not already exercised or vested on the earliest of the following events occurring:
4.7.1	in respect of an Option, the date of lapse specified in the deed granting an Award or, in the absence of any such date, the sixth anniversary of the Date of Grant;

4.7.2	in respect of a Contingent Award, on the day it is determined that it will not vest;

4.7.3	in respect of an Option, the expiry of any of the periods specified in Rules 4.4.1, 4.4.2, 4.4.3 and 4.4.4 or as specified in Rule 4.4.5 and, in respect of a Contingent

Award, to the extent not vested on the day after the day specified in Rules 4.5.1 to 4.5.6;

4.7.4	if the Remuneration Committee so decides, on such date as it specifies on or following a Participant giving or receiving notice of termination of his office or employment with a Participating Company or an Associated Company in any circumstances other than:
(i)	for any reason specified in Rule 4.2 or Rules 4.3.1 to 4.3.6; or

(ii)	for any reason whatsoever during any of the periods specified in Rules 4.4.1 to 4.4.5 inclusive;
4.7.5	the Participant ceasing to hold an office or employment with a Participating Company or an Associated Company in any circumstances other than:
(i)	for any reason specified in Rule 4.2 or Rules 4.3.1 to 4.3.6; or

(ii)	for any reason whatsoever during any of the periods specified in Rules 4.4.1 to 4.4.5 inclusive;
4.7.6	in respect of an Option, if the Participant ceases to hold an office or employment with a Participating Company or an Associated Company by reason of his death, the expiry of 12 months following such cessation;

4.7.7	in respect of an Option, if the Participant ceases to hold an office or employment with a Participating Company or an Associated Company for any reason specified in Rules 4.3.1 to 4.3.6 and:
(i)	such cessation occurs on or before the date on which the Option first becomes exercisable under Rule 4.1.1, the expiry of one month following such date; or

(ii)	such cessation occurs after the date on which the Option first becomes exercisable under Rule 4.1.1, the expiry of one month following such cessation;
4.7.8	subject to Rule 4.4.5 in respect of an Option, and subject to Rule 4.5.5 in respect of a Contingent Award, the passing of an effective resolution, or the making of an order by the court, for the winding-up of the Company;

4.7.9	to the extent the Award does not become exercisable or vest in full as a result of the failure to satisfy the performance condition(s) applicable to the Award imposed under Rule 2.3;

4.7.10	the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; and

4.7.11	the Participant purporting to transfer or dispose of the Award or any rights in respect of it other than as permitted under Rule 2.7.

5.	EXERCISE OR VESTING OF AWARDS

5.1	Exercise or vesting in whole or in part: Subject to Rules 4.1 to 4.5, an Award may be exercised or may vest in whole or in part.

5.2	Manner of exercise: To exercise an Award which takes the form of an Option in whole or in part, the Participant must deliver to the address specified in the notice of exercise:
5.2.1	an Award certificate covering at least all the Shares over which the Award is then to be exercised;

5.2.2	the notice of exercise in the prescribed form properly completed and signed by the Participant (or by his duly authorised agent); and

5.2.3	any Option Price payable or an agreement to pay such Option Price.
5.3	Award Exercise Date or Award Vesting Date: In the case of an Award in the form of an Option, the Award Exercise Date shall, subject to any approval or consent as is mentioned in Rule 2.4 and subject to Rule 5.8, be the date of receipt of all the items referred to in Rule 5.2. In the case of an Award in the form of a Contingent Award, the Award Vesting Date shall, subject to Rule 4.2, Rule 4.4, any approval or consent as is mentioned in Rule 2.4 and subject to Rule 5.8, be the date, or dates stated on the award certificate; UNLESS, in either case, conditions must be fulfilled before an Award may be exercised or may vest, in which case the Award shall not be treated as exercised or vested unless and until the Remuneration Committee is satisfied that those conditions have been fulfilled.

5.4	Issue or transfer of Shares: Subject to Rule 5.5 and 5.10, the Grantor shall procure the transfer or allotment of any Shares to be transferred or allotted to a Participant (or his nominee) pursuant to the exercise or vesting of an Award within 30 days following the Award Exercise Date or Award Vesting Date. Shares may only be allotted direct to a Participant (or his nominee) to satisfy the exercise of an Option with an aggregate Option Price below the par value of the Shares or the vesting of a Contingent Award if and to the extent that the Board shall be authorised to capitalize from the reserves of the Company a sum at least up to the nominal value of the Shares in respect of which the Option is exercised or the Contingent Award has vested and applies such sum in paying up such amount on such Shares so that on the exercise of an Option or the vesting of a Contingent Award which is to be satisfied by the issue of Shares the Board shall capitalize such sum and apply the same in paying up such amount.

5.5	Consents: The allotment or transfer of any Shares under the Plan shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.4.

5.6	Ranking of Shares: Shares which are:
5.6.1	issued under the Plan will rank equally in all respects with the Shares then in issue, except that they shall not rank for any right attaching to Shares by reference to a record date preceding the Award Exercise Date or the Award Vesting Date; or

5.6.2	transferred under the Plan shall not be entitled to any rights attaching to Shares by reference to a record date preceding the Award Exercise Date or the Award Vesting Date.
5.7	Listing: If and for so long as the Shares are listed and traded on the Official List of the London Stock Exchange (or its successor), the Company shall apply for listing of any Shares issued under the Plan as soon as practicable after their allotment.

5.8	Payment of Taxes: The exercise of an Option or the vesting of a Contingent Award is subject to any withholding that may be necessary on account of a Participant’s Tax Liability in respect of the relevant Award. The Company or any relevant Participating Company shall make arrangements to sell on behalf of the Participant such number of Shares acquired on the exercise of an Option or the vesting of a Contingent Award as is necessary to discharge the Participant’s Tax Liability except to the extent that the Participant agrees to fund all or part of his Tax Liability in a different manner.

5.9	Payment of Dividend Equivalent: If the Remuneration Committee decided under Rule 2.6 that a Participant would be entitled to the Dividend Equivalent in relation to Shares under his Award but did not decide at that time whether the Dividend Equivalent would be provided in the form of cash and/or Shares, then the Remuneration Committee shall make such decision on or as soon as practicable after the Award Exercise Date or Award Vesting Date (as appropriate).

The Remuneration Committee, acting fairly and reasonably, may decide to exclude the value of all or part of a special dividend or any other dividend from the amount of the Dividend Equivalent.

The provision of the Dividend Equivalent to the Participant shall be made as soon as practicable after the issue or transfer of Shares pursuant to Rule 5.4 and:
5.9.1	in the case of a cash payment, shall be subject to such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable;

5.9.2	in the case of a provision of Shares, Rules 5.5 to Rule 5.8 shall apply as if such provision was the vesting of a Contingent Award.
5.10	Cash alternative: Where an Option has been exercised or a Contingent Award has vested and Shares have not yet been allotted or transferred to the Participant (or his nominee) to satisfy such exercise or vesting, the Remuneration Committee may determine that, in substitution for his right to acquire such Shares as the Remuneration Committee may decide (but in full and final satisfaction of his right to acquire those Shares), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined below) of that number of Shares in accordance with the following provisions of this Rule 5.10.

For the purpose of this Rule 5.10, the cash equivalent of a Share is:
(i)	in the case of an Option, the market value of a Share on the day when the Option is exercised reduced by the Option Price (if any) in respect of that Share;

(ii)	in the case of a Contingent Award, the market value of a Share on the day when the Award vests.
Market value on any day shall be determined as follows:
(i)	if on the day of exercise or vesting, Shares are quoted in the London Stock Exchange Daily Official List, the middle-market quotation of a Share, as derived from that List, on that day; or

(ii)	if Shares are not so quoted, such value of a Share as the Remuneration Committee reasonably determines.
As soon as reasonably practicable after the Remuneration Committee has determined under this Rule that a Participant shall be paid a sum in substitution for his right to acquire any number of Shares:
(i)	the Company shall pay to him or procure the payment to him of that sum in cash; and

(ii)	if he has already paid the Company for those Shares, the Company shall return to him the amount so paid by him but there shall be deducted from any payment under this Rule 5.10 such amounts (on account of tax or similar liabilities) as may be required by law or as the Remuneration Committee may reasonably consider to be necessary or desirable.

This Rule 5.10 shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of this Rule would cause:
(i)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption; or

(ii)	adverse tax or social security contribution consequences for the Participant, any Participating Company or any Associated Company as determined by the Remuneration Committee.
6.	ADJUSTMENT OF AWARDS

6.1	Variation in equity share capital: If there is a Variation or a demerger, special dividend or other similar event which affects the market price of Shares to a material extent then:
6.1.1	the number of Shares over which an Award is granted;

6.1.2	the Option Price (if any); and

6.1.3	where an Award has been exercised or has vested but if at either the date of the Variation or the date when the event which materially affects the market price of the Shares, no Shares have been transferred pursuant to such exercise or vesting, the number of Shares which may be so transferred;
may be adjusted in such manner as the Remuneration Committee shall determine.

6.2	Notifying Participants of adjustments: The Grantor may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 6 and to call in, cancel, endorse, issue or re-issue any award certificate as a result of such adjustment.

7.	ADMINISTRATION

7.1	Notices: Any notice or other communication in connection with the Plan may be given:
7.1.1	by personal delivery; or

7.1.2	by sending the same by post:
(i)	in the case of the company to its registered office for the attention of the Company Secretary; and

(ii)	in the case of an individual to his last known address, or, where he is a director or employee of a Participating Company or an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.
Where a notice or other communication is given by first-class post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.
7.1.3	by electronic communication to their usual business/work address or such other address for the time being notified for that purpose to the person giving the notice.

Where notice is given by electronic communication, in the absence of evidence to the contrary, it will be deemed to have been received on the day after sending.

7.1.4	Documents sent to shareholders: Participants may receive copies of any notice or document sent by the Company to the holders of Shares.
7.2	Partial exercise or vesting of Awards: In the case of the partial exercise or vesting of an Award, the Grantor may in consequence call in, endorse or cancel and re-issue, as it considers appropriate, any certificate for the balance of the Shares over which the Award was granted.

7.3	Replacement award certificates: If any award certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Grantor may require.

7.4	Shares to cover Awards: The Grantor shall at all times keep available sufficient Shares or procure that sufficient Shares are available to satisfy all Awards granted by it.

7.5	Administration of the Plan: The Plan shall be administered by the Remuneration Committee. The Remuneration Committee shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such regulations for administering the Plan and such forms of exercise as it may deem necessary or appropriate. Decisions of the Remuneration Committee shall be final and binding on all parties.

7.6	Costs of introducing and administering the Plan: The costs of introducing and administering the Plan shall be borne by the Company. However, the Company may require any Subsidiary of the Company to enter into such agreement with it as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Subsidiary’s officers or employees. The Company may also enter into a similar agreement with any Participating Company or Associated Company which is not a Subsidiary of the Company.

8.	AMENDING THE PLAN

8.1	The Remuneration Committee’s power to amend the Plan: Subject to the provisions of Rule 8.2 the Remuneration Committee may at any time alter, delete or add to all or any of the provisions of the Plan in any respect.

8.2	Shareholders’ approval: No alteration, deletion or addition to the advantage of Participants shall be made under Rule 8.1 to the provisions concerning:
8.2.1	eligibility;

8.2.2	the individual limits on participation;

8.2.3	the overall limit on the issue of Shares or the transfer of treasury Shares;

8.2.4	the basis for determining a Participant’s entitlement to, and the terms of, Shares or cash provided under the Plan; and

8.2.5	the adjustments that may be made in the event of any variation of capital without the prior approval by ordinary resolution of the members of the Company in general meeting unless the alteration, deletion or addition is minor and to benefit the administration of the Plan, to take account of a change in legislation, or to obtain or maintain favourable taxation, exchange control or regulatory treatment for the Company or Subsidiary of the Company or Associated Company or any Participant.

8.3	Participants’ approval: No alteration, deletion or addition shall be made under Rule 8.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:
8.3.1	with the consent in writing of such number of Participants as hold Awards under the Plan to acquire 75 per cent of the Shares which would be issued or transferred if all Awards granted and subsisting under the Plan were exercised or had vested in full (ignoring any conditions which may be attached to their exercise); or

8.3.2	by a resolution at a meeting of Participants passed by not less than 75 per cent of the Participants who attend and vote either in person or by proxy,

and for the purpose of this Rule 8.3 the provisions of the Articles of Association of the Company relating to shareholder meetings shall apply with the necessary changes.
8.4	Notice of amendments: Participants shall be given written notice of any alteration, deletion or addition under Rule 8.1 as soon as reasonably practicable after they have been made.

8.5	Prohibited amendment: No alteration shall be made to the Plan if, as a result of the alteration, the Plan would cease to be an Employees’ Share Scheme.

9.	GENERAL

9.1	Termination of the Plan: The Plan shall terminate following the end of the Plan Period or at any earlier time by the passing of a resolution by the Board. Termination of the Plan shall not affect the subsisting rights of Participants.

9.2	The Plan and funding the purchase of Shares: The Company and any Subsidiary of the Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company in relation to the Plan, directly or indirectly in respect of such Subsidiary’s officers or employees. The Company may also enter into a similar agreement or agreements with any Participating Company or Associated Company which is not a Subsidiary of the Company.

9.3	Rights of Participants and Eligible Employees: Nothing in the Plan shall be deemed to give any officer or employee of any Participating Company or Associated Company any right to participate in the Plan. The rights and obligations of any individual under the terms of his office or employment with a Participating Company or Associated Company shall not be affected by his participation in the Plan nor any right which he may have to participate under it. An individual who participates under the Plan waives all and any rights to compensation or damages in consequence of the termination of his office or employment with a Participating Company or Associated Company for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or to be entitled to exercise any Award under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements.

9.4	Articles of Association: Any Shares acquired on the exercise of Awards shall be subject to the Articles of Association of the Company as amended from time to time.

9.5	Governing Law: These Rules shall be governed by and construed in accordance with the law of England. All Participants, the Company and any other Participating Company or Associated Company shall submit to the jurisdiction of the English courts in relation to anything arising under the Plan.

APPENDIX
DEFINITIONS

Appendix	this appendix which forms part of the Rules;

Associated Company	in relation to the Company:

(i) any company which has Control of the Company;

(ii) any company (other than a Participating Company) which is under the Control of any company referred to in paragraph (i) above;

(iii) a body corporate which is a subsidiary undertaking (within the meaning of section 1162 of the Companies Act 2006) of a Participating Company or any company referred to in paragraph (i) or (ii) above and has been designated by the Board for this purpose; and

(iv) any other body corporate in relation to which a body corporate within paragraph (i), (ii), or (iii) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

Award	An award is a contingent right to acquire shares which is either subsisting or is proposed to be granted and may take the form of:

(a) an option with or without an Option Price (“Option”) or

(b) a contingent right to acquire shares at no cost (“Contingent Award”);

Award Exercise Date	the date when the exercise of an Award is effective because it complies with Rules 5.2 and 5.3;

Award Vesting Date	the date when the Award vests because it complies with Rule 5.3;

Board	the board of directors of the Company;

the Company	British Sky Broadcasting Group plc (registered no. 2247735);

Control	has the meaning given by Section 995 of the Income Tax Act 2007;

Date of Grant	the date on which the Grantor grants an Award by the execution of a deed under Rule 2.5;

Dealing Day	any day on which the London Stock Exchange is open for the transaction of business;

Dividend Equivalent	a benefit calculated by reference to dividends paid on Shares as described in Rule 2.6;

Eligible Employee	any person who at the Date of Grant is an employee of a Participating Company (including an executive director of the Company);

Employees’ Share Scheme	the meaning given by Section 1166 of the Companies Act 2006;

Grantor	in relation to an Award, the person who has granted that Award which may be the Company, an employees’ trust or any other person;

Model Code	the Model Code for transactions in securities by directors and certain employees of listed companies issued by the UK Listing Authority from time to time;

Normal Vesting Date	the date or dates specified pursuant to Rule 4.1.1 determining when an Award will become exercisable or vest but for the operation of Rules 4.2 to 4.5;

Option Price	an amount, if any, payable on the exercise of an Option as determined by the Remuneration Committee on or before the Date of Grant;

Participant	any Eligible Employee to whom an Award has been granted, or (where the context requires) his personal representatives;

Participating Company	(i) the Company; and

(ii) any other company which is a Subsidiary of the Company;

Performance Period	the period over which any condition imposed under Rule 2.3 is expected to be measured at the Date of Grant on the basis that Rules 4.2 to 4.5 will not apply;

Plan	the British Sky Broadcasting Group 2008 Long-Term Incentive Plan in its present form or as from time to time amended in accordance with the Rules;

Plan Period	the period starting on the date the Plan is approved by the Company in general meeting and ending on the tenth anniversary of that date;

Remuneration Committee	a duly authorised remuneration committee of the Board the majority of whose members are non-executive directors;

Rules	these rules as amended from time to time;

Share	a fully paid ordinary share in the capital of the Company;

Subsidiary	a company as defined by Section 1159 of the Companies Act 2006;

Tax Liability	in relation to a Participant, the amount of all taxes and/or national insurance contributions or any other contributions which any Participating Company and/or Associated Company is required to account for in respect of an Award;

Variation	any variation to the equity share capital of the Company including (without limitation) a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or reduction.